Exhibit 99.1

News Release

RSP Permian, Inc. Announces Second Quarter 2014 Financial and Operating Results

Dallas, Texas — August 14, 2014 — RSP Permian, Inc. (“RSP” or the “Company”) (NYSE: RSPP) today announced financial and operating results for the quarter ended June 30, 2014.  In addition, the Company filed its Form 10-Q for the period ended June 30, 2014 with the United States Securities and Exchange Commission (“SEC”) and posted an updated Investor Presentation on its website at www.rsppermian.com.

Certain information presented in this release is on a pro forma basis, giving effect to the completion of the corporate reorganization and acquisitions in connection with the Company’s initial public offering (the “IPO”) and adjusted to eliminate certain items associated with the IPO.

Highlights

•                  As previously reported, average production in the second quarter increased by 43% to 10,714 Boe/d as compared to pro forma production during the same period in 2013 and 15% over pro forma production during the first quarter of 2014.

•                  Pro forma net income of $9.1 million, or $0.12 per diluted share.  Pro forma net income includes a $14.4 million non-cash loss on derivatives. Our pro forma adjusted net income, which does not include this item, was $18.5 million, or $0.25 per diluted share. Pro forma adjusted EBITDAX was $53.7 million in the second quarter of 2014.

•                  Net income of $8.2 million, or $0.11 per diluted share.  Net income includes a $14.4 million non-cash loss on derivatives. Our adjusted net income, which does not include this item, was $17.4 million, or $0.24 per diluted share.

•                  As previously announced in July 2014, entered into multiple agreements to acquire predominantly undeveloped acreage and certain oil and gas producing properties located in Glasscock County, Texas, for an approximate aggregate price of $259 million.

•                  Increased horizontal inventory by 50% to a total of 1,760 locations, up from 1,169 at the time of the IPO.

•                  Added fourth operated horizontal rig and third operated vertical rig.  Recently contracted a fifth horizontal drilling rig and finalizing terms on a sixth horizontal rig, which are expected to arrive in late 2014 and by the end of the first quarter 2015, respectively.

•                  Updated 2014 production outlook to a range of 11,500 to 12,000 Boe/d and increased expected total capital expenditures to approximately $425 million.

•                  Increased borrowing base on the revolving credit facility by 25% to $375 million from $300 million.

“We have delivered two quarters of strong operating performance and growth since our IPO. We are continuing to grow our horizontal drilling program with the addition of three horizontal rigs since this time last year, and we plan to add two more horizontal rigs by the end of the first quarter of 2015 for a total of six horizontal rigs.  In addition, our recent agreement to acquire properties in Glasscock County adds a substantial inventory of horizontal and vertical locations in a top tier area in the Midland Basin and creates critical mass in a new primary operating area for RSP”, stated Steve Gray, Chief Executive Officer.

Recent Horizontal Wells and Current Activity Update

During the second quarter of 2014, RSP drilled 17 horizontal wells (ten operated) and completed 16 horizontal wells (six operated).  Of the six operated completed horizontal wells, RSP has one well targeting the Lower Spraberry, one well targeting the Wolfcamp A, three wells targeting the Wolfcamp B, and one well targeting the Wolfcamp D (Cline).  The average lateral length of those wells was 5,904 feet and excluding the Wolfcamp D (Cline) well, was 6,178 feet.  The 30-day IP rate of all wells completed during the quarter was 675 Boe/d (82% oil) or 112 Boe/d per 1,000 feet of lateral.  The average 30-day IP rate was 774 Boe/d (82% oil) or 126 Boe/d per 1,000 feet of lateral excluding the Wolfcamp D (Cline) well, which performed below average due to issues associated with hitting a fault during drilling operations.  As previously communicated, RSP is in the final stages of a 3D seismic acquisition process which will provide data to optimize wellbore placement in the Wolfcamp D (Cline) as well as other zones on RSP’s acreage.

The Company’s operated horizontal rigs are working in Midland County (one rig), Ector County (one rig), Martin County (one rig) and Andrews County (one rig).  The Company’s three operated vertical rigs are working in Midland (two rigs) and Martin Counties (one rig).  As previously mentioned, the Company expects to add a fifth horizontal rig in the fourth quarter and a sixth horizontal rig by the end of the first quarter of 2015.  In addition, the Company intends to maintain one vertical rig drilling on the properties acquired in Glasscock County upon closing of the Glasscock acquisitions.

The Company is currently in the drilling or completion phase on 13 operated horizontal wells targeting four horizontal zones located in four counties on its leasehold (Andrews, Ector, Dawson, and Midland): three Middle Spraberry, five Lower Spraberry, one Wolfcamp A, and four Wolfcamp B.  RSP recently finished the drilling and completion of its first two horizontal wells in the Spanish Trail leasehold area off a two well pad targeting the Wolfcamp B and Lower Spraberry.  The Company also recently finished the drilling of another two well pad in the Spanish Trail leasehold targeting the Lower and Middle Spraberry and these two wells are the Company’s longest two horizontals to date with each lateral measuring approximately 9,900 feet.  Additionally, RSP finished drilling and completing its first two horizontal wells in Dawson County targeting the upper Wolfcamp and Lower Spraberry formations which are in early flowback and results are expected in the third quarter.

Quarterly Operational Results

	RSP Permian, Inc.
	Three Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013
Production data:
Oil (MBbls)	687	544	252
Natural gas (MMcf)	712	573	381
NGLs (MBbls)	169	133	58
Total (MBoe)	975	772	374
Average Net Daily Production (Boe/d)	10,714	8,578	4,110
Average prices before effects of hedges(1)(2):
Oil (per Bbl)	$96.26	$94.60	$89.06
Natural gas (per Mcf)	4.38	3.85	3.67
NGLs (per Bbl)	28.47	30.79	22.57
Total (per Boe)	$75.96	$74.82	$67.24
Average realized prices after effects of hedges(1)(2):
Oil (per Bbl)	$94.06	$93.91	$89.02
Natural gas (per Mcf)	4.38	3.85	3.67
NGLs (per Bbl)	28.47	30.79	22.57
Total (per Boe)	$74.41	$74.32	$67.22
Average costs (per Boe):
Lease operating expenses (excluding gathering and transportation)	$8.55	$8.66	$7.06
Gathering and transportation	0.97	0.49	0.57
Production and ad valorem taxes	6.12	5.02	5.01
Depreciation, depletion and amortization	22.29	21.19	32.17
General and administrative expenses	5.37	22.04	2.86

Components of general and administrative expense:
General and administrative — cash component	$3.67	$6.48	$2.86
General and administrative — (non-IPO stock comp)	0.67	0.38	—
General and administrative — (IPO stock comp)	1.03	15.18	—

(1)         Average prices shown in the table reflect prices both before and after the effects of our realized commodity derivative transactions. Our calculation of such effects includes realized gains or losses on cash settlements for commodity derivative transactions and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments settled in the period.

(2)         Average realized prices for oil are net of transportation costs. Average realized prices for natural gas do not include transportation costs; instead, transportation costs related to our gas production and sales are included in our lease operating expenses. No transportation costs are associated with NGL production and sales.

Production volumes for the quarter ended June 30, 2014 averaged 10,714 Boe/d or a total of 975 MBoe.  Production for the second quarter of 2014 was comprised of 71% crude oil, 17% NGLs, and 12% natural gas.  RSP’s average realized commodity price for the second quarter 2014, before effects of hedges, was $75.96.  Per unit cash expenses (including lease operating, gathering and transportation, production and ad valorem taxes, and general and administrative) were $19.30 per Boe.  For the quarter, Adjusted

EBITDAX was $53.7 million, pro forma adjusted net income was $18.5 million or $0.25 per share, and adjusted net income totaled $17.4 million or $0.24 per diluted share.

Capital Expenditures

RSP’s updated 2014 capital expenditures budget is approximately $425 million, excluding acquisitions, and includes approximately $400 million for drilling and completion activities and $25 million for infrastructure and other projects.  The Company spent approximately $95 million in the second quarter of 2014 on capital expenditures, which included $89 million for drilling, completion, and capitalized workovers.

Liquidity Update

As of June 30, 2014, the Company had borrowed $140 million on its revolving credit facility which has a $375 million borrowing base, and had approximately $125 million of debt, net of cash, outstanding.  RSP recently closed an 11.5 million share public stock offering, with the Company selling 4.8 million shares, raising $117.8 million of net proceeds to the Company, and the selling shareholders selling 6.7 million shares.  Immediately prior to the offering, RSP had approximately $170 million outstanding on its revolving credit facility.  As of August 13, 2014, after applying the proceeds of the stock offering, RSP had approximately $70 million of borrowing under its revolving credit facility and approximately $304 million of borrowing capacity.

RSP intends to fund a portion of the pending acquisitions in Glasscock County with borrowings under its revolving credit facility.  Following the closing of the acquisitions, the Company will evaluate the potential issuance of senior notes.

Hedging

Details of the Company’s open hedging positions can be found in the Form 10-Q that was filed with the SEC.

Earnings Conference Call

On August 14, 2014, at 10:00 a.m. Central Time, RSP will discuss its second quarter 2014 results.  Hosting the call will be Steven Gray, Chief Executive Officer, Zane Arrott, Chief Operating Officer, and Scott McNeill, Chief Financial Officer.

The call may be accessed live over the telephone by dialing (877) 705-6003, or for international callers, (201) 493-6725.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13587555.  The replay will be available until August 28, 2014. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RSP’s website at www.rsppermian.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About RSP Permian, Inc.

RSP is an independent oil and natural gas company focused on the acquisition, exploration, development and production of unconventional oil and associated liquids-rich natural gas reserves in the Permian Basin of West Texas. The vast majority of our acreage is located on large, contiguous acreage blocks in the core of the Midland Basin, a sub-basin of the Permian Basin, primarily in the adjacent counties of Midland, Martin, Andrews, Dawson, Ector, and Glasscock.  The Company’s common stock is traded on the NYSE under the ticker symbol “RSPP.”  For more information, visit www.rsppermian.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than historical facts, that address activities that RSP assumes, plans, expects, believes, intends or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. Forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. These forward-looking statements involve certain risks and uncertainties that could cause the results to differ materially from those expected by the management of RSP. Information concerning these risks and other factors can be found in RSP’s filings with the SEC, including its Form 10-K, which can be obtained free of charge on the SEC’s web site located at http://www.sec.gov. RSP undertakes no obligation to update or revise any forward-looking statement.

RSP PERMIAN, LLC

STATEMENTS OF OPERATIONS

(In thousands, except for unit and per unit data)

	Actual & Predecessor (1)
	Three Months Ended			ProForma
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014

Revenues:
Oil sales	$66,134	$51,471	$22,442	$66,134
Natural gas sales	$3,117	$2,206	$1,397	$3,117
NGL sales	$4,811	$4,081	$1,309	$4,811

Total revenues	$74,062	$57,758	$25,148	$74,062

Net cash from derivative instruments	(1,517)	(380)	(1,342)	(1,517)

Adjusted Total Revenues	$72,545	$57,378	$23,806	$72,545

Operating Expenses:
Lease operating expenses	$9,279	$7,063	$2,853	$9,279
Production and ad valorem taxes	5,964	3,876	1,874	5,964
General and administrative expenses	3,573	5,001	1,069	3,573

Total operating costs and expenses	$18,816	$15,940	$5,796	$18,816

Adjusted EBITDAX, as defined (2)	$53,729	$41,438	$18,010	$53,729

Depreciation, depletion, and amortization	$21,734	$16,361	$12,032	$21,734
Asset retirement obligation accretion	38	29	26	38
Exploration	1,233	756	94	1,233
Interest expense	1,142	1,131	477	1,142
Stock-based compensation, net	1,665	12,015	—	658

Adjusted income before income taxes	$27,917	$11,146	$5,381	$28,924

Adjusted income tax expense	10,486	4,733	—	10,413

Adjusted net income, as defined (2)	$17,431	$6,413	$5,381	$18,511
Adjusted net income per common share — Basic	$0.24	$0.10	N/A	$0.25
Adjusted net income per common share — Diluted	$0.24	$0.10	N/A	$0.25

Other items included in income before taxes:
Non-cash loss (gain) on derivatives, net	14,441	3,773	(2,264)	14,441
Loss on asset sale	—	—	84	—
Other expense (income)	302	(310)	(366)	302

Income before income taxes	$2,688	$2,950	$7,927	$3,768

Income tax expense	(5,538)	130,480	68	(5,307)

Net Income	$8,226	$(127,530)	$7,859	$9,075

Net income per common share — Basic	$0.11	$(2.03)	N/A	$0.12
Net income per common share — Diluted	$0.11	$(2.03)	N/A	$0.12

Weighted Average Common Shares Outstanding:
Basic	72,500	62,955	N/A	72,500
Diluted	72,500	62,955	N/A	72,500

(1)         Information presented in this table reflects actual results of RSP Permian, Inc. and its predecessor.  In January 2014, RSP Permian, Inc. competed its initial public offering (the “IPO”) along with completing a corporate reorganization and completion of several acquisitions concurrent with the IPO.  These transactions affect the comparability of each period presented in the table above.

(2)         Adjusted EBITDAX and adjusted net income are non-GAAP financial measures. For a definition of Adjusted EBITDAX and adjusted net income, see “Use of Non-GAAP Financial Measures” below.

Use of Non-GAAP Financial Measures

We define Adjusted EBITDAX as oil and gas revenues including net cash receipts (payments) on settled derivative instruments and premiums paid on put options that settled during the period, less lease operating expenses, production and ad valorem taxes, and general and administrative expenses excluding stock based compensation.  Adjusted net income deducts from Adjusted EBITDAX depreciation, depletion, and amortization, accretion on asset retirement obligations, exploration expenses, interest expense, stock-based compensation and adjusted income tax expense.

Management believes Adjusted EBITDAX and adjusted net income are useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above in arriving at Adjusted EBITDAX and adjusted net income because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX and adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX and adjusted net income are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our computations of Adjusted EBITDAX and adjusted net income may not be comparable to other similarly titled measures of other companies.

Investor Contact:

Scott McNeill

Chief Financial Officer

214-252-2700

Investor Relations:

IR@rsppermian.com

214-252-2790

Source: RSP Permian, Inc.